Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd Quarter 2009

October 20, 2009   //  10:00 am (CT)

RLI Participants

Jonathan E.  Michael — President, CEO

Michael J.  Stone — President, COO (RLI Insurance Company)

Joseph E.  Dondanville — Sr. VP, CFO

John Robison — Treasurer, Chief Investment Officer

Conference Call Participants

Name	Affiliation

Mike Grasher	Piper Jaffray
Doug Mewhirter	RBC Capital Markets
Ken Billingsley	Signal Hill
Mike Nannizzi	Oppenheimer & Co.
Eli Fleminger	Stifel Nicolaus
DeForest Hinman	Walthausen & Co.
Bijan Moazami	FBR Capital Markets
Vinay Misquith	Credit Suisse
Matt Carletti	Fox-Pitt Kelton Cochran Caronia Waller

RLI CORP.

Moderator: John Robison

October 20, 2009

10:00 a.m.  CT

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. third quarter earnings teleconference.  At this time I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company we will open the conference up for questions and answers after the presentation.

Before we get started let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations, for the future. As always, these forward looking statements are subject to certain risk factors which could cause actual results to differ materially.  These risk factors are listed in the company’s various SEC filings including the Annual Form 10-K which should be reviewed carefully.  The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing the third quarter earnings results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results.  RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses.  RLI’s management believes this measure is useful in gauging core operating performances across reporting periods, but may not be comparable to other companies’ definitions of operating earnings.

The Form 8-K contains reconciliation between operating earnings and net earnings.  The Form 8-K and press release are available at the company’s website at www.rlicorp.com.

At the request of the company we will open up the conference up for questions and answers following the presentation.  I will now turn the conference over to RLI’s Treasurer and Chief Investment Officer, Mr. John Robison. Please go ahead, sir.

John Robison:  Thank you.  Good morning to everyone.  Welcome to the RLI earnings teleconference for the third quarter of 2009.  Joining me for today’s call are Jon Michael, President and CEO of RLI Corp., Joe Dondanville, Senior Vice President and Chief Financial Officer, and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.  We will conduct this call as we have in past quarters.  I’ll give a brief review of the financial highlights and discuss the investment portfolio.  Mike Stone will talk about the quarter’s operations.  Then we’ll open the call to questions.  And Jon Michael will finish up with some closing comments.

Our third quarter operating earnings were $1.18 per share.  Included in this quarter’s earnings are $15.1 million in pretax favorable development and prior years’ loss reserves.  The favorable development came from our causality book of business which offset the unfavorable development in our property book stemming from our marine book of business.

The combined ratio for the third quarter was 81.3, resulting in underwriting income of $23 million.  Gross written premiums were down 7.5% versus the third quarter of 2008 and down 6% through nine months of 2009.  As we have demonstrated over time, we are an underwriting company focused on underwriting profits in hard and soft markets.  We will grow when margins are acceptable and contract when we are not being compensated for the risks we are taking.

Turning to the investment portfolio, the total return on the investment portfolio was 5% for the quarter and 8.6% year-to-date.  As of September 30th our overall allocation was 79% in fixed income, 13% in equities, and 8% in short term investments.  Our equity and fixed income allocations are up slightly from last quarter while our short term investments have decreased a couple of percentage points.  These increases are due to positive market changes and investing some of our cash flow and short terms investments into the capital markets.  Most of this has been invested in fixed income securities, including high quality corporate bonds and mortgage-backed securities.

The capital markets were up strongly in the third quarter on better than expected second quarter earnings and continued accommodative monetary policy.  The S&P index was up for the seventh straight month and finished its biggest back-to-back quarterly rally since 1975.  The bond market was up broadly as well with spreads tightening across the board.  We certainly benefited from the market rally in the third quarter.  Book value is up 16% from year-end to $38.23.

Our fixed income portfolio has an overall rating of “AA” with the duration of roughly five years.  The tax equivalent book yield on our fixed income portfolio is approximately 5.3%.  Investment income is down 14% year-to-date.  In addition to a lower interest rate environment, this decline is primarily due to our eliminating the more volatile assets classes earlier this year including positions in a high yield muni bond fund and preferred stocks, both of which had yields north of 7%.

Net realized gains on investment securities were roughly $7 million this quarter.  This quarter we did not recognize any “other than temporary impairment” charges.  We are not market timers.  Our investments philosophy is to protect policy holder funds and for the long-term benefit of our shareholders.  We do however alter our asset allocation based on our forecast and expectations.

Our equity allocation is roughly 13%, down from 17% a year ago.  I do not anticipate this allocation increasing substantially.  We have concerns about the sustainability of this rally.  We expect a moderate rebound in economic growth over the final two quarters of this year, but believe that growth will slow in 2010 as the effects of government-incentified spending decreases.

The Fed reaffirmed its intent to keep rates low for an extended period of time as they too expect the economy and employment to rebound slowly.  This is also sparked a new round of inflation fears down the road.  While not immune to rising rates and inflation, we do match our assets to our liabilities, have strong cash flow, and have increased our allocation to securities which offer more defenses in a rising interest rate environment.

Comprehensive earnings, which include after-tax unrealized gain and losses from the investment portfolio, were nearly $68 million for the quarter and $127 million year-to-date.  Shareholders’ equity increased to $827 million and statutory surplus stands just over $750 million.

Once again, from an investment portfolio perspective, it was a great quarter in terms of a market recovery.  We are proceeding in a cautious manner, making sure our portfolio remains high quality and positioned well to support our objectives in protecting policy holders and enhancing shareholder value over the long term.

Turning to share repurchase.  As you may recall, we have roughly $38 million of remaining capacity in our share repurchase program which was suspended in September 2008.  We will resume this share repurchase program this quarter.   Our first choice is to deploy excess capital.  If we are not able to find an effective use of that capital that enhances shareholder value, we return it.  Once the share repurchase authorization is completed we will reevaluate our capital position, the markets, and the opportunities to deploy any excess capital that we have at that time.  Again, our primary objective is to find opportunities to deploy our capital in a manner than enhances shareholder value.

For the operations highlights, I will now turn the call over to Mike Stone. Mike?

Mike Stone:  Well, thanks John.  And good morning everyone.  An excellent underwriting quarter, even by our high standards.  Combined ratio of 81, casualty at 73, property at 90 and surety at 90.  The insurance market continues to drift a bit lower than we had hoped, predicted at the end of the second quarter.  While rates continue to decline, they are declining at a lesser rate.  For example, about 2% for our casualty book, while last year they were down about 7%.  I would also add that our rate decline is less than the industry as we reduce volume rather than chase rates down even further.

Why didn’t the market firm as many industry experts, pundits, predicted?  Probably a poor economy.  No CATs of any significant nature.  Benign loss trends.  And, with companies reporting excellent combined ratios and lack of CATs, there’s no driver to compel rates.  Obviously the surplus of most companies have rebounded significantly since late last year, which adds to the over-capitalization in the industry.  However as the economy begins to improve, specifically in the robust surplus lines states of Florida, California, Texas, we would expect our volume to improve.

Our largest product, general liability, continues under pressure, gross written premium off 20% in the quarter at 18% year-to-date.  However, as I indicated, as the economy improves, that is construction activity increases, we would expect our volume to improve.  We’ve also added product in this line with environmental liability coverage and coverage for admitted REITs.  Some bright spots in the casualty area, our EPG business, basically, directors and officers, was up 9% in the quarter and 2% year-to-date as rates overall have firmed a bit.  And our design professional business, architects and engineers professional liability begun early in 2009, added some $3 million of gross written premium in the quarter and $5 million year-to-date.

Our property segment, 90 combined.  CAT rates down a bit, a little bit less than 5% in the quarter, while still up year-to-date.  The lack of CATs are starting to push rates down.  Our marine business,

which is part of our property segment, was off 12% in gross written premium in the quarter, flat year-to-date.  We did experience a bump-up in the loss ratio in this area, and have begun to aggressively re-underwrite that segment causing the impact.  It’s basically in our hull and P&I segment of the marine business.  The other property business, gross written premium flat for the quarter, up 7% year-to-date.  And our property fac reinsurance business produced $3.5 million in the quarter and $9 million year-to-date.  This is basically a new business for us, begun in 2008.

Surety, gross written premium up 17% in the quarter and 14% year-to-date.  Growth driven by our recent introduction of our fidelity product, which produced some $2.2 million in the quarter and $8 million year-to-date.  Our other surety products continue to perform well, basically flat as we continue to be cautious in this environment with our growth.  Those products performing well in this difficult economy.

Overall a very good quarter with our product portfolio performing well in a difficult economic environment.  And our new products beginning to produce measurable gross written premium.  Our underwriters continue their stellar performance in this economy.  Thanks, and I’ll turn it back to John.

John Robison:  Thanks Mike.  We will now open the call up to questions.

[Question-and-Answer Session]

Operator:  (Operator Instructions).  And our first question comes from Mike Grasher with Piper Jaffray, please go ahead.

Mike Grasher:  Good morning everyone.  Congratulations on another great quarter.  A couple of questions here around the surety business.  I guess, first question is where you’re finding the growth opportunity here.  I noticed it was up year-over-year?

Mike Stone:  Basically the growth is in our fidelity book that we started in late 2008.  That produced, I think, roughly $8 million worth of gross written premium year-over-year.  And our surety, our extant surety book, oil and gas, commercial, miscellaneous and contract, basically flat.

Mike Grasher:  Okay. So it’s just dedicated entirely to that fidelity book then?

Mike Stone:  Yeah.  Basically the growth is, yes.

Mike Grasher:  Okay. And then on the loss ratio in surety, it looks to be, I think, running in excess of 20%.  Can you remind us the typical tail on that type of business?

Mike Stone:  Obviously it depends on which product within there.  Certainly the miscellaneous surety, the transactional surety, is fairly short tail.  The contract probably two to three years and fidelity probably shorter tail than that as well.

Mike Grasher:  Okay.  And then as I look at what’s occurred over the last couple of quarters.  I don’t know if John or Joe maybe has the numbers just around what maybe paids were on this line versus what went into the reserve bill.

Joe Dondanville:  The paids on surety for the quarter on a net basis was a $1.3 million and year-to-date $3.9 million.

Mike Grasher:  And those are paid losses?

Joe Dondanville:  Those are paid losses for surety.  So there is an increase in our reserves as the expectation in the economy is going to create additional loss activity.

Mike Grasher:  Okay.  And then final question, I’ll get back in the queue.  Just in terms of the overall expense ratio had picked up higher here in the quarter, I notice property is up at least $2.5 million.  Can you comment on what maybe is going on there?

Joe Dondanville:  One of the anomalies that occurred on the expenses during the quarter is because a lot of our bonus programs for the home office people are based off growth and book value.  And the substantial increase in returns on the investment side drove the expense component up, more so than the other underwriting.  Although, from your comparison on the property side in 2008 for the quarter we had roughly $24 million worth of hurricane losses that caused the bonus levels to drop on property specifically during 2008 that made the difference wider than what you normally see.

Mike Grasher:  Okay. That makes sense. Okay. Thanks very much.

Operator:  And our next question comes from Doug Mewhirter with RBC Capital Markets, please go ahead.

Doug Mewhirter:  Two questions about the property side.  First, regarding earthquake, I noticed the California Earthquake Authority renewed their program.  It actually looks like slightly higher rates for their reinsurance.  Is that carrying over to the primary side with the rate levels or are they still kind of flat?

Mike Stone:  We see rate levels flat, down just a touch, in the quarter, but still up year-to-date, and we renew our treaty on 1/1 and we expect a reduction.  But I’m not surprised that California Earthquake Authority got a little bit of increase there.  Rates have been up this year.

Doug Mewhirter:  Okay, and the second question with regards to your marine book.  Could you just remind what specific flavors of marine insurance you write?  And also, could you just describe maybe why you’ve been having some unfavorable loss trends or underwriting trends or underwriting performance in those lines?

Mike Stone:  We have a fairly broad marine book: cargo, hull and P&I, liabilities, marine property, some yachts.  So a fairly broad based book, run rate about $60 million.  Started it up about four and half years ago.  We started to see a bit of loss activity — increased loss activity in our hull and P&I book, which is basically the P&I side, which is liability for crew and for liabilities associated with those commercial vessels.  And we’ve taken action.  We started seeing this about nine, ten months ago, started taking action.  We’ve reduced that book by well over 50% already.  And the portion of that that book represents in our marine book is down.  Probably used to be about 20% of our book, it’s now about less than 15%.

Doug Mewhirter:  Okay. Thanks. That’s all my questions.

Operator:  And our next question comes from Ken Billingsley with Signal Hill, please go ahead.

Ken Billingsley :  Good morning. A couple of my questions, on the reinsurance and the pricing side, what are you guys seeing as a cost to you and how you plan on going forward with obviously the economy not changing in the direction that you expected it to?

Joe Dondanville:  I think our reinsurance costs have been stable this past year.  We’ve seen in slight selective pockets, some small increases, some decreases.  But I think overall we feel that the experience of our book should position ourselves to have favorable reinsurance renewals come next year, compared to other books that might not have as much favorable experience.  But I think the overall trend is not a significant movement in any one direction.  We haven’t seen any pressures either way, down or up, on reinsurance.  So we don’t see that as being as significant as we do each year.  We look at our retentions and we look for opportunities where we can increase our retentions where we’re warranted.

Mike Stone:  I would add, Ken, that I think the reinsurers have been fairly disciplined throughout this market cycle.  We haven’t seen them chase rates down like we have in past cycles.  So I would expect them to give us a break and increase everybody else’s.

Ken Billingsley:  On following up on the policy acquisition costs question. You said some of the increase or the fact that the dollar amount remains fairly steady to before even their premium levels are down relates to profit sharing, is that correct and the fact that the book value is up?

Joe Dondanville:  Yes.  In part.  Lower premium base is also a part.  One of our efforts is to try to maintain the broad-based underwriting group that we have so that as the market turns we have a full complement of underwriters to take advantage of it.

Ken Billingsley:  On the policy acquisition expense on a — just on a dollar amount basis, year-over-year, that looks pretty steady.  Is it costing more to acquire business?  Are you paying higher commissions than you were over the last 12-18 months?

Mike Stone:  Really, we haven’t had much pressure on commissions.  Any commission increase would be due to mix.  But there hasn’t been any movement for increase commissions at this stage.  I wouldn’t be surprised to see it if the market continues to drip.  But we haven’t seen that pressure yet.

Ken Billingsley:  And last question before I re-queue, and I may have missed this in the beginning part, obviously you have continued some property deficiencies.  Could you just rehash that again?  Reserve deficiencies on the property side?

Mike Stone:  Really it’s extended from our marine book.  As I indicated talking about our hull and P&I segment within our marine book, which we’d begun noticing a bit of loss ratio increase in the second quarter of last year, and we’ve begun re-underwriting that and that’s caused the difficulty there.

Ken Billingsley:  Thank you.

Operator:  And our next question comes from Michael Nannizzi with Oppenheimer, please go ahead.

Mike Nannizzi:  Thank you.  Just a couple of questions if I could.  Mike, could you talk a little bit about the favorable development in the casualty line and maybe just give us some perspective as far as which accident years those releases came from and maybe which lines of business within casualty saw the bulk of those releases?  And then if I could, what are the accident years looking like now, the accident year loss ratios, let’s say ‘05, ‘06, ‘07, ‘08?  Just so we get an idea what that’ll look like from here.  Thanks.

Joe Dondanville:  On the casualty side, the accident years in which the releases relate to are primarily 2004-2007, although our studies include all accident years.  But the releases, themselves, are driven primarily in those areas.  The line of business that’s generating most of that is GL, with transportation and our personal umbrella and commercial umbrella areas contributing to that.  As far as the accident years going back from 2005 forward, we would tend to see an increasing trend of higher loss picks, because of the rate declines that even the mitigation of favorable loss trends we still anticipate an increasing loss cost over this period of time continuing into 2009.

Mike Nannizzi:  Great, thanks.  And I think you had mentioned already on a couple comments on the share repurchase plan and reinstating that.  How should we think about where you are now in — I mean, we see the action in your loss ratio, I realize the expense item, bonus accruals, is impacting that a little bit. But if we see action or loss ratios stay here or start to creep above 100% is that when we should start to see more repurchase activity or is it another aspect?

Joe Dondanville:  I think that the overall soundness of our business, we have a lot of confidence in.  So, the repurchase plan isn’t based on that per se.  It’s based on where we see the growth in our book value related to opportunities for using that increase in book value to either write business through our current outlets or to look for new opportunities to add business. But we feel very confident in our ability to produce an underwriting profit in the long term. And that’s not a deterrent of keeping the capital.

Mike Nannizzi:  And just one last one, if I might.  Just more a bigger picture question. So, what needs to happen — as you look now, and we’ve kind of gone through this year and maybe timelines have changed as far as hardening, however you define it.  What do you think needs to happen, this is for anybody, for the premium outlook both rates and exposures to improve?  Can it happen before economic growth?  Is it line specific or is growth an ingredient to see exposure start to expand again?  And thank you again and congrats on a nice quarter.

Jon Michael:  I think that as Mike mentioned, as the economy improves that will provide more opportunities for companies like us, particularly in the surplus line space where those lines are economy dependant.  And in terms of the insurance industry overall, I think we’re over-capitalized today.  And I think it’s a double edge sword, as the economy improves it’s going to help companies but at the same time it’s going to open it up for more opportunities for growth.  So, as we’ve said, we persevere, we handle soft markets and hard markets and we’ll be fine through all of this.

Mike Nannizzi:  Great. Thank you again.

Operator:  And our next question comes from Eli Fleminger with Stifel Nicolaus, please go ahead.

Eli Fleminger:  Good morning. Just a few questions, first one is, can you provide how much where bonus and profit sharing related expenses relate to reserve releases?

Joe Dondanville:  That was roughly about $3.1-$3.2 million.

Eli Fleminger:  Okay, great.  And also just to make sure I got it right, the fidelity product you said produced $2.2 million in the quarter and that’s all incremental compared to 3Q ‘08?

Joe Dondanville:  Yes.

Eli Fleminger:  Okay, good.  And this last question, as far as the net written premium growth slowed down in property and casualty, can you kind of break it out, how much of that is due to rates, due to exposure units, due to lost business?  Thank you.

Joe Dondanville:  We don’t have that detail in front of us but in general it’s part due to mix because some of our new ventures our fidelity and our design professionals are on a proportional reinsurance program in which we keep somewhere between 15-30% of that frame.  And so that is queuing the amount of retained as being lower.  And that’s not unusual for the way we handle new products in the first couple of years of looking at reinsurance on that basis, and then converting it to an excess of loss later on.  But there has not been any changes or significant changes in our reinsurance that would cause our nets to be different other than mix.

Eli Fleminger:  Okay.  Thank you very much.

Operator:  And our next question comes from DeForest Hinman with Walthausen and Co., please go ahead.

DeForest Hinman:  I have a few questions.  First on the wind business, seems like there’s been somewhat of an absence of hurricane activity, do you have any thoughts on renewals going into next year on that business?

Mike Stone:  Renewals; our renewals or reinsurance renewals?

DeForest Hinman:  Well, you can talk about reinsurance; you can talk about your thoughts on your own rates as well.

Mike Stone:  Well, rates have been up fairly healthy over the past couple years on the wind business, certainly this year.  And with an absence of catastrophes we would expect that there would start to be some pressure on that business.  We started to see a bit of pressure on that business in the third quarter.  But people haven’t forgotten 2005, 2004. It’s still recognized that fairly significant events can occur in the Gulf.  So, I would expect it to drift.  That’s what I would expect.

DeForest Hinman:  All right.  And we’ve touched a little bit on the marine book business.  How bad, in fact, are the loss ratios in that line of business that you’re seeing right now?

Joe Dondanville:  We don’t disclose individual line of business loss ratios.  But it’s bad enough that we’re taking underwriting action to try to reduce or eliminate the areas in which it’s causing the problem.  And it’s trying to increase growth in areas that we’re seeing profitability.

DeForest Hinman:  All right.  And slightly different line of questioning, on the share repurchase.  In some cases in the past you’ve been very aggressive with the share repurchases and others where you’ve been a little less aggressive.  The allocation, I don’t think, is abnormally large, that’s left on the authorization.  Is it reasonable to assume that we could use all that repurchase authorization in the fourth quarter?

Joe Dondanville:  I think there’s different factors that’ll come into play to buying back shares.  Our average volume, daily volume, has been low in the last couple of months which drives our ability to buy back in any significant volume.  So we have really no particular time table to get the $37-$38 million repurchased.  But we’ll do it as soon as practical.

DeForest Hinman:  All right.  And then building on that, do we have any ceiling that we look at from a valuation perspective, you know, priced-to-book?

Joe Dondanville:  Yeah.  $14, or 14 times price-to-book, that’s our ceiling.

DeForest Hinman:  All right.  Thank you.

Operator:  And our next question comes from Bijan Moazami, please go ahead from FBR Capital Markets.

Bijan Moazami:  Good morning.  Just had a follow up question with regards to the loss cost trend.  I know you made a few comments.  But just want to make sure that, is there any particular loss trend that you are seeing in any lines that we should worry about?  And also, when you think about the reserve releases, obviously the 2004-2007 vintages are coming out to be quite redundant.  But it doesn’t seem to me that ‘08 and ‘09 have as much redundancy which basically means that as we are going forward it appears to be that there’s going to be less reserve releases supporting the earnings.  Is that correct or do you view a little bit differently?

Jon Michael:  I think it’s too early to tell on those later years.  I’ve said this before and I’ll repeat it, I believe that in times of — when prices are increasing — companies, the industry tends to underestimate the impacts of those price increases.  And when prices are decreasing they tend to, likewise, underestimate the effects of the price decreases.  So, I think that’s why you see redundancy of loss reserves as prices are going up, and the industry tends to be deficient as prices are going down.  So I think it’s too early to tell whether or not we’ll have any of that impact — I’m talking about the industry now overall.  And I think it’s too early on particularly 2008 and 2009 to make any judgments on how those years are going to come out, from our book anyway.

Bijan Moazami:  Is there any loss trend that you’re worried about?  Anything that you’ve seen?

Jon Michael:  I worry about inflation on the casualty lines.  And I worry about that casualty business is — companies are reducing pricing on casualty business and the investment returns and the amount of investment leverage that we can have from that casualty book of business.  I think offset by future inflation of claims costs is a worry for me and ought to be a worry for all P&C companies who write casualty business.

Bijan Moazami:  Given that the interest rates are as low as they are, do you think that your competition or the market in general is going to act a little bit more rationally than in the past because they can’t justify lower prices and get a higher investment income out of it?

Jon Michael:  Yes.  I do think people are intelligent and recognize that.  You asked me what I was worried about, and I do worry about it.

Bijan Moazami:  All right. Thank you.

Operator:  And our next question comes from Vinay Misquith with Credit Suisse, please go ahead.

Vinay Misquith:  On the pricing question, I believe you mentioned something about pricing declining 2%.  Could you help us understand how pricing changed in the third quarter versus the second quarter?  Are prices the same?  Are they more?  And something more on terms and conditions, please?

Mike Stone:  Thus far, terms and conditions are holding.  We haven’t seen push for reduced deductibles, excising the exclusions, those kinds of things, yet.  And I think on the pricing, it’s basically flat, quarter-over-quarter.  Probably down a little bit on the CAT side and down just a bit on the casualty side as well.  I’m talking less than 5%.  So I think the trend is that prices are decreasing at a lesser rate.  So quarter-over-quarter basically flat.

Vinay Misquith:  Okay, fair enough.  And the second question was on standard markets.  Do you see them being less aggressive or more aggressive in your space?

Mike Stone:  Aggressive, more or less.  I mean, they’ve been aggressive for the last several years.  When we ask our underwriters who’s the major competition, by and large we will hear a standard lines company first out of their mouth.  So certainly the standard lines companies are deep into our space, which is sort normal for this point in the cycle.

Vinay Misquith:  And finally on the loss cost trends, it would appear that they’ve been coming in less than expected, and I know that you mentioned that you’re worried about longer-term loss cost trends, but have you seen loss cost trends come in much below expectations in the last few — like in the last one or two years?  And if that’s the case do you think that competitors on the margin are factoring those lower lost cost trends into pricing and that’s why pricing’s coming down?

Joe Dondanville:  We can’t really say what our competitors are doing in the pricing — that is, in their prices.  From our standpoint a portion of that loss cost trend has been the low inflation rate that we’ve seen today that we’ don’t anticipate continuing.  So, part of our release is related to that amount that we’ve built in to what we thought we would see in the last few years has been pretty benign.  But from a competitor’s standpoint, obviously, we do have a little bit of a difference in what we think the ultimate costs are going to be and that’s why we’re writing less business than what they’re willing to write.

Vinay Misquith:  Fair enough. Well, thank you.

Operator:  (Operator’s instructions).  And our next question comes from Matt Carletti with FPK, please go ahead.

Matt Carletti:  A quick capital management question.  You think about the share repurchase, being a stock that’s valued at book value or valued on book value and trading at a decent premium to at least the rest of the group and to book value.  Can you talk a little bit about why you favor share repurchase at this point given that it would dilute book value per share growth as opposed to say, a special dividend or some other way of managing capital?

Joe Dondanville:  I want to apologize for being a little flip with the, how high we can go.  The 14 was multiple was as high as we’d like to see the stock price, but when we talk about buying back we certainly do look at the multiples that are out there and the higher the multiple the less aggressive we’re going to be.  But in contrasting a dividend, special dividend, versus a stock buyback, we looked at the anti-dilutive nature of the stock repurchase related to our earnings per share numbers.  Yes, it does have an adverse impact on the book value per share.  But we still think that ROE is an important ingredient in valuations.  We’ve also seen other companies, historically, that use special dividends and we haven’t seen where that has produced favorable long-term results as opposed to stock repurchases.

Matt Carletti:  Okay, great.  Thank you.

Operator:  And our next question is a follow up from Mike Grasher with Piper Jaffray, please go ahead.

Mike Grasher:  Thank you.  Just a couple of questions around the new ventures, that, given the hiring that you’ve done over the past year, what should we be thinking about?  Or, as we head into 2010, how much more traction should we expect to see out of these new ventures and hires?  And

I guess part of that question also would be sort of the proportional reinsurance that you have in place now, how does that unfold over time if you were to think about percentages, if it’s 20% retention this year and it goes to 40% next year, or something like that.  Can you share that with us?

Mike Stone:  I don’t think the trajectory on the reinsurance will be quite that stark.  We’ll probably maintain or maybe increase it a bit in 2010 on those new products.  Would suspect that we’d want to get a couple of years under the belt before we move that to an excess of loss or increase our participation on the proportional.  I would suspect that we will continue to see growth in these products.  Obviously they’re ground up last year and the beginning of this year.  The trajectory is pretty good.

We would expect the fidelity product over time to be a $30 million business.  We’d expect the design professional book to be somewhere around $50 million.  And again, we’re in no rush to get there, but I think the trajectory is such that we’ll continue to see a nice growth over the next couple of years.  And the facultative re business is a little more subject to the vagaries of the marketplace, price, etc.; retentions that other companies are keeping.  But I would expect that to be — we would hope that to be a $20 million book of business in due time.  Then the other businesses, new products, contained within the organic, the GL for example that has environmental REITs businesses.  Those will hopefully retard the decline that we’ve seen on our GL book.  They’ll be nice adjuncts to that book of business.  I would expect you will continue to see nice growth in those books of businesses.

Mike Grasher:  And when you mention or when you say over time, are you implying sort of three to five year time frame or something shorter?

Mike Stone:  Oh, I’m not implying — you’re trying to get me to imply something.  Actually, I think as we look at those business — as I said, we’re in no rush.  I think five years, five to seven more likely.

Mike Grasher:  Okay.

Mike Stone:  Obviously some of that depends on the state of the rate environment, the state of the competition, those kinds of things.

Mike Grasher:  Okay.  And then did you state what the proportional reinsurance amount is currently on any of these lines at all or how you typically run that?

Mike Stone:  Well, we would typically take something like at 20-30% share in the first couple of years.  And obviously then increase that over time.

Mike Grasher:  Okay.  Thank you.

Operator:  And our next question is a follow-up from Michael Nannizzi with Oppenheimer, please go ahead.

Mike Nannizzi:  Thanks for taking my follow-up question.  Just one last question on buyer behavior.  Are you seeing — last quarter we talked a little bit about insureds maybe absorbing higher limits — I’m sorry, absorbing higher deductibles or buying lower limits.  Is that happening?  Is that less pronounced this quarter maybe then last quarter, or is this just not a trend that you’re seeing really manifest?  And thanks again.

Mike Stone:  Certainly we’re seeing our policyholders on a personal umbrella and on the commercial umbrella continue to buy less limit.  We see people in California quake — less people actually buying.  Again, a function of the economy.  So, yeah, I think that trend continues.  And until the economy perks up I would suspect that that’s again, an area where people both, small businesses and individuals look to save a few dollars.

Operator:  And if there are no further questions at this time, I will now turn the conference back over to Mr. Jonathan Michael, please go ahead, sir.

Jon Michael:  Thank you everybody for your thoughtful questions.  We had another good quarter.  81 combined ratio.  We’re pleased with that underwriting result certainly.  Insurance pricing continues to soften, albeit less than what it has been.  And that resulted in the decline in premium year-to-date and for the quarter.  As Mike indicated, the economy in particular affects our general liability book and we expect more opportunities for premium of growth as the economy improves.

I think you all remember that in the past we’ve talked about our underwriting strength and our ability to write more premium as either the economy improves or as the insurance marketplace pricing environment improves, and we certainly have a great deal of capacity to write more business.

And as a book value growth company we’re happy to report that 16% growth in book value per share to $38.23 year-to-date.  We are looking forward to the fourth quarter and to be able to report on more positive results to you.  And again, thanks again, and we look forward to talking to you next quarter.

Operator:  Ladies and gentlemen if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with ID number 2474842.  This concludes our conference for today.  Thank you all for participating and have a nice day.  All parties may now disconnect.

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